UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2016

ARGOS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35443	56-2110007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4233 Technology Drive, Durham, North Carolina		27704
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 287-6300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On July 28, 2016, Argos Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated and JMP Securities LLC as representatives of the several underwriters (collectively, the “Underwriters”), relating to an underwritten public offering of 9,090,909 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and warrants to purchase up to an aggregate of 6,818,181 shares of Common Stock (the “Warrants,” and, together with the Shares, the “Securities”). The Shares and Warrants will be sold in combination, with one Warrant to purchase up to 0.75 of a share of Common Stock accompanying each share of Common Stock sold. All of the Securities are being sold by the Company. The offering price to the public is $5.50 per share of Common Stock and accompanying Warrant. The Underwriters have agreed to purchase the Securities from the Company pursuant to the Underwriting Agreement at a price of $5.50 per share of Common Stock and accompanying Warrant with respect to Securities being purchased by certain of the Company’s investors and at a price of $5.17 per share of Common Stock and accompanying Warrant with respect to all other investors. The Warrants will have an exercise price of $5.50 per share, will be exercisable immediately upon initial issuance and will expire on August 2, 2021.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The net proceeds to the Company from the offering are expected to be approximately $48.2 million, assuming no exercise of the Warrants, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

The Securities will be issued pursuant to a prospectus supplement dated July 28, 2016 and an accompanying base prospectus dated May 14, 2015 that form a part of the registration statement on Form S-3 that the Company filed with the U.S. Securities and Exchange Commission (“SEC”), which became effective on May 14, 2015 (File No. 333-204016). The closing of the offering is expected to take place on or about August 2, 2016, subject to the satisfaction of customary closing conditions.

Upon closing of the offering, the Company will enter into a warrant agreement (the “Warrant Agreement”) with Computershare Inc. and Computershare Trust Company, N.A. (together, the “Warrant Agent”), pursuant to which the Warrants will be issued and the Warrant Agent will act as warrant agent, registrar and transfer agent for the Warrants. The terms and conditions of the Warrants are set forth in the Warrant Agreement. The Warrants will be issued in physical certificated form in the form attached to the Warrant Agreement as Exhibit A or in book-entry form.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. A copy of the form of Warrant Agreement is attached as Exhibit 4.1 hereto and is incorporated herein by reference. The foregoing descriptions of the Underwriting Agreement and the form of Warrant Agreement do not purport to be complete and are qualified in their entirety by reference to such exhibits.

A copy of the legal opinion and consent of Wilmer Cutler Pickering Hale and Dorr LLP relating to the Securities is attached as Exhibit 5.1 hereto.

Item 8.01. Other Events

The Company issued a press release on July 28, 2016 announcing the pricing of the sale of the Securities. The full text of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGOS THERAPEUTICS, INC.

Date: July 29, 2016	By:	/s/ Jeffrey D. Abbey
Jeffrey D. Abbey
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated July 28, 2016, by and among the Company and Stifel, Nicolaus & Company, Incorporated and JMP Securities LLC, as representatives of the several Underwriters

4.1	Form of Warrant Agreement by and among the Company and Computershare Inc. and Computershare Trust Company, N.A.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above)

99.1	Press Release dated July 28, 2016